                                                            OMB APPROVAL
                                                     --------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.        )*
                                          --------

                    North American Technologies Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   657193207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Bruce Leadbetter
                            Sponsor Investments, LLC
                               Two Lincoln Center
                          5420 LBJ Freeway, Suite 1450
                              Dallas, Texas 75240
                                 (972) 490-2340

                                with a copy to:

        Richard S. Meller                                 Heather Kraeger
       Latham & Watkins LLP                          Herakles Investments, Inc.
233 South Wacker Drive, Suite 5800                  5949 Sherry Lane, Suite 1900
     Chicago, Illinois 60606                             Dallas, Texas 75225
         (312) 876-7700                                    (312) 210-5058
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               February 22, 2005
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13-1(f) or 13d-1(g), check the following box. / /

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1746 (11-03)

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Sponsor Investments, LLC                                 02-0681770
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Texas
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    44,160,189
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    44,160,189
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     44,160,189 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     38.5% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Herakles Investments, LLC                                 37-1461244
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    N/A
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    44,160,189
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    36,610,188 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     44,160,189 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     38.5% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Astraea  Investments Management, L.P.                     75-2387896
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    N/A
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    6,050,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     6,050,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     7.9% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Paul Pottinger
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    37,963 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     37,963 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)

                                               /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Christopher Bancroft
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    150,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     150,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)

                                             /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Michael Jordan
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    150,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     150,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)

                                            /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    John M. Pigott
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)


--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    75,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     75,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)

                                          /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    General Goh Young Siang
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)


--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Singapore
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    300,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     300,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)

                                            /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Pat Long
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    600,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     600,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                         /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     1.0% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    David Kellogg
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    18,519 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     18,519 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                         /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Charles Jarvie
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    150,000 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     150,000 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                  /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 & 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    David Pasahow
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    18,519 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     18,519 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                  /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     Less than 1% (See Items 4 & 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Crestview Capital Master, LLC                                20-0512894
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    9,457,385 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    9,457,385 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     9,457,385 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                  /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     13.4% (See Items 4 & 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Midsummer Investment Ltd.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Bermuda
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    6,044,120 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    6,044,120 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     6,044,120 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                  /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     8.6% (See Items 4 & 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Islandia, L.P.                                               22-2982865
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    2,361,122 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    2,361,122 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,361,122 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                  /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     3.4% (See Items 4 & 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Rooster, L.P.                                             06-1471246
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    2,110,226 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    2,110,226 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,110,226 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.9% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     LP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Big Bend XI Investments, Ltd.                              38-3706254
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Texas
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    17,892,473 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    17,892,473 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     17,892,473 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     25.4% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    HLT FFT, LLC                                               73-1712566
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)  /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    California
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    3,072,005 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    3,072,005 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     3,072,005 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     4.3% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Crestview Warrant Fund, L.P.                                 201299530
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b)    /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    1,859,884 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    0 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    1,859,884 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,859,884 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                         /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.6% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    Richard Kiphart
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)

    (b) /X/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds (See Instructions)

    PF
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) OR 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    United States of America
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0 (See Items 4 and 5)
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    2,802,751 (See Items 4 and 5)
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    2,802,751 (See Items 4 and 5)
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    0 (See Items 4 and 5)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,802,751 (See Items 4 and 5)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares (See Instructions)
                                                    /X/ (See Items 4 and 5)
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     3.9% (See Items 4 and 5)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

         This statement (this "Statement") relates to the common stock, par value $.001 per share (the "Common Stock"), of North American Technologies Group, Inc., a Delaware corporation, which has its principal business office at 14315 West Hardy Road, Houston, Texas 77060 (the "Company").

ITEM 2.  IDENTITY AND BACKGROUND.

         This Statement is being filed as a joint statement pursuant to Rule 13d-1(k) promulgated under the Securities Act of 1934 (the "Exchange Act") by Sponsor Investments, LLC ("Sponsor"), Herakles Investments, Inc. ("Herakles"), Astraea Investment Management, L.P. ("Astraea"), Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Goh Yong Siang, Pat Long, David Kellogg, Charles Jarvie, and David Pasahow (collectively, the "Sponsor Reporting Persons"). In addition, although they do not affirm their membership in the group that is composed of, and affirmed by, the Sponsor Reporting Persons, each of Crestview Capital Master, LLC ("Crestview"), Midsummer Investment Ltd. ("Midsummer"), Islandia, L.P. ("Islandia"), Rooster, L.P. ("Rooster"), Big Bend XI Investments, Ltd. ("Big Bend"), HLT FFT, LLC ("HLT"), Crestview Warrant Fund, L.P. ("Crestview Warrant"), and Richard Kiphart (collectively, the "Purchaser Reporting Persons" and, together with the Sponsor Reporting Persons, the "Reporting Persons") are filing this Statement, which shall be deemed to amend and supplement the Schedule 13D filed on September 16, 2004, as amended on November 28, 2004, by Crestview, Midsummer, Islandia and Rooster. Each Purchaser Reporting Person disclaims beneficial ownership of the Common Stock held by each other Purchaser Reporting Person and by the Sponsor Reporting Persons and, similarly, the Sponsor Reporting Persons disclaim beneficial ownership of the Common Stock held by each of the Purchaser Reporting Persons.

(a) -- (c), (f)

         Sponsor is a Texas limited liability company formed to make investments through acquiring, holding or disposing of equity securities or otherwise. The address of the principal business and principal offices of Sponsor is Two Lincoln Centre, 5420 LBJ Freeway, Suite 1450, Dallas, Texas 75240. The managing member of Sponsor is Herakles.

         Herakles is a Delaware corporation formed to make investments through acquiring, holding or disposing of equity securities or otherwise. The address of the principal business and principal offices of Herakles is 5949 Sherry Lane, Suite 1900, Dallas, Texas 75225. Set forth on Schedule I hereto and incorporated herein by reference is the name, business address, and principal occupation or employment of each executive officer and director of Herakles. Herakles is a wholly-owned subsidiary of Consolidated Investment Services, Inc. ("CISI"), a Nevada corporation, formed as a holding company. The address of the principal business and offices of CISI is One Midland Plaza, Sioux Falls, South Dakota 57193. Set forth on Schedule II hereto and incorporated herein by reference is the name, business address, and principal occupation or employment of each executive officer and director of CISI. CISI is a wholly-owned subsidiary of Sammons Enterprises, Inc. ("Sammons"), a Delaware corporation formed as a holding company. The address of the principal business and offices of Sammons is 5949 Sherry Lane, Suite 1900, Dallas, Texas 75225. Set forth on Schedule III hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of Sammons. Sammons is controlled by the Charles A. Sammons 1987 Charitable Remainder Trust Number Two (the "Sammons Trust"), a charitable trust formed in the state of Texas. Each of CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock beneficially owned by Herakles.

         Astraea is a Delaware limited partnership formed as a holding company whose principal offices are located at the same address as Sponsor. The general partner of Astraea is Astraea Investment and Management Services Company ("AIMSC"), a Delaware corporation, whose principal offices are the same as Sponsor. AIMSC is wholly-owned by Bruce Leadbetter. Mr. Leadbetter is a United States citizen whose business address is the same as Sponsor. Mr. Leadbetter's principal occupation is Chief Executive Officer of Sponsor and partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor. Set forth on Schedule IV hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of AIMSC.

         Paul Pottinger is a United States citizen whose business address is the same as Sponsor. Mr. Pottinger's principal occupation is Vice President of Sponsor.

         Christopher Bancroft is a United States citizen whose business address is the same as Sponsor. Mr. Bancroft's principal occupation is a private investor and partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor.

         Michael Jordan is a United States citizen whose business address is the same as Sponsor. Mr. Jordan's principal occupation is Chief Executive Officer of Electronic Data Systems Corp. ("EDS"), a Delaware corporation, whose principal business and offices are located at 5400 Legacy Drive, Plano, Texas 75024. EDS is a provider of business and technology solutions.

         John M. Pigott is a United States citizen whose business address is the same as Sponsor. Mr. Pigott's principal occupation is a private investor and a partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor.

         General Goh Yong Siang is a citizen of Singapore whose business address is the same as Sponsor. General Goh's principal occupation is partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor. General Goh serves as a Director of the Company and Vice President of Sponsor.

         Pat Long is a United States citizen whose business address is the same as Sponsor. Mr. Long's principal occupation is an attorney and partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor.

         David Kellogg is a United States citizen whose business address is 9441 LBJ Freeway, Suite 605, Dallas, Texas 75243. Mr. Kellogg's principal occupation is Senior Vice President of Creditors Bankruptcy Services, a bankruptcy recovery company, whose principal business and offices address is the same as Mr. Kellogg.

         Charles Jarvie is a United States citizen whose business address is the same as Sponsor. Mr. Jarvie's principal occupation is a private investor and partner of Beta Capital Group, LLC, a Texas limited liability company, formed as a private investment group whose principal office is located at the same address as Sponsor.

         David Pasahow is a United States citizen whose business address is the same as Sponsor. Mr. Pasahow's principal occupation is a consultant and private investor.

         Crestview is a Delaware limited liability company formed to purchase, sell, trade and invest in securities. The address of the principal business and principal offices of Crestview is c/o Crestview Capital Funds, 95 Revere Drive, Suite A, Northbrook, Illinois 60062. Crestview is controlled by Crestview Capital Partners, LLC ("Crestview Capital"), an Illinois limited liability company formed to invest in public companies. The address of the principal business and principal offices of Crestview Capital is the same as Crestview. Set forth on Schedule V hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each managing director and member of CCC.

         Crestview Warrant is a Delaware limited partnership formed to purchase, sell, trade and invest in securities whose principal business address and offices are the same as Crestview. Steve Halpern, Crestview Warrants managing member has the sole power to vote or dispose of the shares beneficially owned by Crestview Warrant. Mr. Halpern is a United States citizen whose business address is the same as Crestview. Mr. Halpern's principle occupation is investments. Crestview Warrant is not a party to the Stockholders Agreement (defined herein). Crestview Warrant disclaims participation in any group and beneficial ownership of the shares of Common Stock beneficially owned by Crestview.

         Midsummer is a company organized under the laws of Bermuda formed to purchase, sell, trade and invest in securities. The address of the principal business and principal offices of Midsummer is c/o Midsummer Capital, LLC ("Midsummer Capital"), 485 Madison Avenue, 23rd Floor, New York, New York 10022. The power to vote and dispose of the shares beneficially owned by Midsummer is controlled by Midsummer Capital, a New York limited liability company formed as an investment advisor to Midsummer whose principal business and principal offices are the same as Midsummer. Midsummer Capital is the investment manager to Midsummer. By virtue of this relationship, Midsummer Capital may be deemed to have dispositive power over the shares owned by Midsummer. Midsummer Capital disclaims beneficial ownership of the shares of Common Stock beneficially owned by Midsummer. Michel Amsalem and Scott Kaufman have delegated authority from the members of Midsummer Capital with respect to the shares owned by Midsummer, which may be removed at the sole discretion of the members of Midsummer Capital. Thus, by virtue of this relationship Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of Common Stock beneficially owned by Midsummer. Messrs. Amsalem and Kaufman disclaim beneficial ownership of the shares of Common Stock beneficially owned by Midsummer. Set forth on Schedule VI hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer of Midsummer Capital.

         Islandia is a Delaware limited partnership formed to purchase, sell, trade and invest in securities. The address of the principal business and principal offices of Islandia is c/o John Lang, Inc., 485 Madison Avenue, 23rd Floor, New York, New York 10022. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. Set forth on
Schedule VII hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of John Lang, Inc.

         Rooster is a Delaware limited partnership formed to purchase, sell, trade and invest in securities whose principal business address is the same as Islandia. The general partner of Rooster is Duck Jibe II, Co., a Delaware Sub-S corporation formed to manage investments, which is owned by Anthony Berner, a United States citizen whose business address is the same as Islandia. Mr. Berner's principal occupation is investments. Set forth on Schedule VIII hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of Duck Jibe II, Co. Rooster is not a party to the Stockholders Agreement (defined herein). Rooster disclaims participation in any group and beneficial ownership of the shares of Common Stock beneficially owned by Islandia.

         Big Bend is a Texas limited partnership formed for the purpose of making investments. The address of the principal business and principal offices of Big Bend is 3401 Armstrong Avenue, Dallas, Texas 75205. The general partner of Big Bend is 2M Companies, Inc. ("2M"), a Delaware corporation with a principal business address that is the same as Big Bend. 2M is controlled by Morton H. Meyerson who is also the sole limited partner of Big Bend. Mr. Meyerson disclaims beneficial ownership of the shares beneficially owned by Big Bend. Set forth on Schedule IX hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of 2M.

         HLT is a California limited liability company, formed to purchase, sell and invest in private and publicly traded companies. The address of the principal business and principal offices of HLT is 6355 Topanga Canyon Blvd. #230, Woodland Hills, California 91367. Toibb Management LLC ("TM"), a California limited liability company, formed to manage HLT, whose principal business address is the same as HLT. TM has voting and dispositive control over the shares beneficially owned by HLT. Harris Toibb is the manager of Toibb Management. Mr. Toibb is a United States citizen whose business address is the same as TM. Mr. Toibb's principal occupation is Real Estate Development and Management and investments into private and publically traded companies. Set forth on Schedule X hereto and incorporated herein by reference is the name, business address, and principal occupation and employment of each executive officer and director of TM.

         Mr. Kiphart is a United States citizen whose business address is 222 W. Adams St., Chicago, Illinois 60606. Mr. Kiphart's principal occupation is a principal and head of corporate finance of William Blair & Company, LLC. William Blair & Company, LLC, is a Delaware limited liability company formed as an investment firm offering investment banking, asset management, equity research, institutional and private brokerage, and private capital to individual, institutional, and issuing clients whose principal business address and offices is 222 W. Adams, Chicago, Illinois 60606.

(d) and (e)

         During the last five years, no Reporting Person or any other person identified in response to this Item 2 has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         On February 22, 2004, pursuant to the Exchange Agreement (the "Exchange Agreement"), dated November 8, 2004, by and among the Company, Avalanche Resources, Ltd., Kevin C. Maddox and Sponsor, Sponsor exchanged its Class B membership interests (the "Class B Interests") of TieTek LLC ("TieTek"), a wholly-owned subsidiary of the Company, including an option to acquire up to 499 Class A membership interests of TieTek (the "Class A Option"), which was granted to Sponsor under the Regulations of TieTek for 43,114 shares of Series CC convertible preferred stock (the "Exchange Series CC") and warrants to purchase 9,158 shares of Series CC convertible preferred stock (the "Warrant," and together with the Exchange Series CC, the "Exchange Shares"). The Exchange Series CC are convertible into approximately 39,920,374 shares of Common Stock and the Warrants are convertible upon exercise into approximately 8,479,630 shares of Common Stock. No funds were borrowed by Sponsor to acquire any Exchange Shares.

         Immediately following the consummation of the Exchange Agreement, Sponsor distributed to its members, Herakles and Astraea, 36,105 and 5,389 shares of Series CC Preferred Stock, respectively and Warrants to purchase 3,434 and 1,145 shares of Series CC convertible preferred stock, respectively (the "Sponsor Distribution"). Contemporaneously with the Sponsor Distribution, Sponsor assigned to Crestview and Big Bend, Warrants to purchase 2,290 and 2,289 shares of Series CC Preferred Stock, respectively. Sponsor also sold 1,620 shares of Series CC Preferred Stock in a private transaction to Messrs Pottinger, Bancroft, Jordan, Pigott, Siang, Long, Kellogg, Jarvie, and Pasahow (the "Sponsor Purchasers") pursuant to the Series CC Convertible Preferred Stock Purchase Agreement, dated as of February 22, 2005, by and among Sponsor and the Sponsor Purchasers, at a purchase price of $0.08 per share as converted, which was paid by the Sponsor Purchasers with personal funds.

         Additional information concerning the Purchaser Reporting Persons may be found under Item 3. Source and Amount of Funds or other Consideration on
Schedule 13D filed on September 16, 2004, as amended on November 28, 2004, by Crestview, Midsummer, Islandia and Rooster and incorporated herein by reference.

ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons acquired beneficial ownership of the shares of Common Stock to which this Schedule 13D relates for investment purposes. In addition, as described below, the Reporting Persons have entered into certain agreements for the purposes of electing certain persons to the Company's Board of Directors.

         Pursuant to the Voting Agreement ("Voting Agreement"), dated as of February 22, 2005, by and among Sponsor, Herakles, Astraea and the Sponsor Purchasers, Herakles, Astraea and the Sponsor Purchasers granted Sponsor an irrevocable proxy to vote their respective shares of the Company's voting stock on all matters, but retained sole dispositive power. Each Sponsor Reporting Person's obligation under the Voting Agreement terminates upon the earlier of February 22, 2015 or the sale by such party of the shares of the Company's voting stock subject to the Voting Agreement.

         Pursuant to the Stockholders Agreement ("Stockholders Agreement"), dated February 22, 2005, by and among Sponsor, Big Bend, Crestview, HLT, Midsummer, Islandia, and Kiphart (the "Participating Stockholders"), the Participating Stockholders agreed to vote all of the shares of the Company's voting stock, to which they respectively control the voting power to, in favor of the election of two nominees designated by the Purchasers, two nominees designated by Sponsor, and one nominee designated by Sponsor and Big Bend. This obligation to vote terminates on May 31, 2005. For purposes of this Statement Big Bend, Crestview, HLT, Midsummer, Islandia and Kiphart shall be referred to as the "Purchasers."

         The Reporting Persons routinely monitor the performance of their investments in the Company. In this connection, the Reporting Persons intend to continuously evaluate the Company's business, financial condition, operating results, capital structure, management, stock market performance, competitive outlook and other relevant factors. As part of such evaluations, the Reporting Persons have and may in the future seek the views of, hold active discussions with and respond to inquiries from members of the board of directors, officers or representatives of the Company and other persons regarding the Company's affairs and strategic alternatives, and the interests of other stockholders in participating in such alternatives. Depending on such evaluations, the Reporting Persons may, at any time and from time to time, purchase additional shares of Common Stock or may dispose of any and all shares of Common Stock held by them. The Reporting Persons may from time to time develop plans respecting, or propose changes in, the management, composition of the board of directors, policies, operations, capital structure or business of the Company, including a possible recapitalization or sale of the Company. In connection with plans or proposals that the Reporting Persons may develop, the Reporting Persons may conduct investigations and, if warranted by such review, make and negotiate proposals to and with the Company concerning the matters addressed in the preceding sentence, and may enter into agreements with the Company in connection with those negotiations and proposals, including confidentiality and/or other arrangements. In addition to the existing agreement between Sponsor and the Purchasers to vote in favor of their respective nominees to the Company's board of directors as set forth in the Stockholders Agreement and discussed above, the Reporting Persons may identify and seek to nominate one or more persons for election to the Company's board of directors and solicit consents or proxies to remove one or more members of the Company's board of directors and elect such nominees, which may constitute a majority of the board or greater, to the Company's board of directors.

         Except as set forth herein, the Reporting Persons do not have any present plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of the instructions to Item 4 of Schedule 13D. The Reporting Persons reserve the right to formulate plans or make proposals, and take such action with respect to their investment in the Company, including any or all of the items set forth in paragraphs (a) through (j) of
Item 4 of Schedule 13D and any other actions, as they may determine.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a) and (b)

         As of the date hereof, the Reporting Persons beneficially own an aggregate of 90,390,155 shares of Common Stock, representing approximately 74.5% of the outstanding shares of Common Stock based upon 70,401,939 shares of Common Stock reported by the Company to be outstanding as of February 22, 2005.

         As of the date hereof, Sponsor beneficially owns 44,160,189 shares of Common Stock pursuant to the Voting Agreement that includes 43,114 shares of Series CC Convertible Preferred Stock convertible into approximately 39,920,374 shares of Common Stock and warrants to purchase 4,579 shares of Series CC Convertible Preferred Stock convertible into approximately 4,239,815. The Series CC Convertible Preferred Stock and warrants to purchase shares of Series CC Convertible Preferred Stock that Sponsor beneficially owns contain a limitation, which may be waived by providing the Company with written notice of Sponsor's intent to waive the provision either prior to its initial issuance or 61 days prior to such conversion or exercise, prohibiting the conversion or exercise thereof, as applicable, to the extent Sponsor (together with its affiliates) would beneficially own in excess of 4.99% of the outstanding Common Stock immediately after giving effect to such conversion or exercise, as applicable. On February 18, 2005, Sponsor provided the Company with written notice stating its intention to waive the limitation with respect to the shares of Series CC Convertible Preferred Stock and warrants to purchase shares of Series CC Convertible Preferred Stock (except for those to be distributed to Crestview and Big Bend) to be issued to Sponsor pursuant to the Exchange Agreement. Thus, Sponsor's aggregate beneficial ownership of 44,160,189 shares of Common Stock represents 38.5% of the outstanding shares of Common Stock. Pursuant to the Voting Agreement Sponsor does not have the power to dispose of the shares of Common Stock it beneficially owns, but exercises sole voting power over such shares with respect to all matters not related to director elections per the Stockholder Agreement in which case it shares voting power with the Purchasers.

         As of the date hereof, Herakles has direct ownership of 36,105 shares of Series CC Convertible Preferred Stock convertible into approximately 33,430,558 shares of Common Stock, as well as warrants to purchase 3,434 shares of Series CC Convertible Preferred Stock convertible into approximately 3,179,630 shares of Common Stock.

Herakles' aggregate ownership of 36,610,188 shares of Common Stock represents 34.2% of the outstanding shares of the Common Stock. Herakles has sole dispositive power over these shares of Common Stock. As the Managing Member of Sponsor, Herakles controls Sponsor's power to vote the shares Sponsor beneficially owns pursuant to the Voting Agreement on all matters not related to director elections per the Stockholder Agreement in which case it shares voting power with the Purchasers. By virtue of this relationship Herakles beneficially owns Sponsor's shares. Therefore, Herakles beneficially owns 44,160,189 shares of Common Stock pursuant to the Voting Agreement that includes 43,114 shares of Series CC Convertible Preferred Stock convertible into approximately 39,920,374 shares of Common Stock and warrants to purchase 4,569 shares of Series CC Convertible Preferred Stock convertible into approximately 4,230,556. Herakles' aggregate beneficial ownership of 44,160,189 shares of Common Stock represents 38.5% of the outstanding shares of Common Stock. By virtue of the relationships describe in Item 2 the Sammons Trust controls Herakles via its subsidiaries CISI and Sammons and thereby each may be deemed to have indirect beneficial ownership over the shares beneficially owned by Herakles; however, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Herakles has beneficial ownership.

         As of the date hereof, Astraea beneficially owns 5,389 shares of Series CC Convertible Preferred Stock convertible into approximately 4,989,815 shares of Common Stock, as well as warrants to purchase 1,145 shares of Series CC Convertible Preferred Stock convertible into approximately 1,060,185 shares of Common Stock. Astraea's aggregate ownership of approximately 6,050,000 shares of Common Stock represents 7.9% of the outstanding shares of the Common Stock. Astraea has sole dispositive power over these shares of Common Stock. Astraea does not have any voting power over its Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor. By virtue of the relationships described in Item 2 of this Statement, AIMSC and Mr. Leadbetter may be deemed to have indirect beneficial ownership of Astraea's shares; however, AIMSC and Mr. Leadbetter disclaim beneficial ownership of the shares of Common Stock beneficially owned by Astraea.

         As of the date hereof, Paul Pottinger beneficially owns an aggregate of 41 shares of Series CC Convertible Preferred Stock convertible into 37,963 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Pottinger has sole dispositive power over these shares of Common Stock. Mr. Pottinger does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, Christopher Bancroft beneficially owns an aggregate of 162 shares of Series CC Convertible Preferred Stock convertible into 150,000 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Bancroft has sole dispositive power over these shares of Common Stock. Mr. Bancroft does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, Michael Jordan beneficially owns an aggregate of 162 shares of Series CC Convertible Preferred Stock convertible into 150,000 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Jordan has sole dispositive power over these shares of Common Stock. Mr. Jordan does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, John M. Pigott beneficially owns an aggregate of 81 shares of Series CC Convertible Preferred Stock convertible into 75,000 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Pigott has sole dispositive power over these shares of Common Stock. Mr. Pigott does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, General Goh Yong Siang beneficially owns an aggregate of 324 shares of Series CC Convertible Preferred Stock convertible into 300,000 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. General Goh has sole dispositive power over these shares of Common Stock. General Goh does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, Pat Long beneficially owns an aggregate of 648 shares of Series CC Convertible Preferred Stock convertible into 600,000 shares of Common Stock, representing approximately 1% of the outstanding shares of the Common Stock. Mr. Long has sole dispositive power over these shares of Common Stock. Mr. Long does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, David Kellogg beneficially owns an aggregate of 20 shares of Series CC Convertible Preferred Stock convertible into 18,519 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Kellogg has sole dispositive power over these shares of Common Stock. Mr. Kellogg does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, Charles Jarvie beneficially owns an aggregate of 162 shares of Series CC Convertible Preferred Stock convertible into 150,000 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Jarvie has sole dispositive power over these shares of Common Stock. Mr. Jarvie does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, David Pasahow beneficially owns an aggregate of 20 shares of Series CC Convertible Preferred Stock convertible into 18,519 shares of Common Stock, representing less than 1% of the outstanding shares of the Common Stock. Mr. Pasahow has sole dispositive power over these shares of Common Stock. Mr. Pasahow does not have any voting power over these shares of Common Stock pursuant to the Voting Agreement, which grants an irrevocable proxy to Sponsor.

         As of the date hereof, Crestview owns 9,457,385 shares of Common Stock In addition, Crestview owns warrants to purchase 3,325,752 shares of Common Stock, 5,500 shares of Series CC Convertible Preferred Stock and warrants to purchase 2,290 shares of Series CC Convertible Preferred Stock convertible into 2,120,371 shares of Common Stock. The Series CC Convertible Preferred Stock and warrants to purchase shares of Common Stock of the Company that Crestview owns contain a limitation, which may be waived by providing the Company with written notice of Crestview's intent to waive the provision 61 days prior to such conversion or exercise, prohibiting the conversion or exercise thereof, as applicable, to the extent Crestview (together with its affiliates) would beneficially own in excess of 4.99% of the outstanding Common Stock immediately after giving effect to such conversion or exercise, as applicable. Thus, Crestview beneficially owns an aggregate of 9,457,385 shares of Common Stock which represents 13.4% of the outstanding shares of Common Stock. Crestview Capital has sole dispositive power over the shares of Common Stock beneficially owned by Crestview and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which Crestview shares voting power with the other Purchasers and Sponsor. By virtue of the relationships described in Item 2 of this Statement, Crestview may be deemed to have indirect beneficial ownership of Crestview Warrant's shares; however, Crestview disclaims beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock beneficially owned by Crestview Warrant.

         As of the date hereof, Crestview Warrant beneficially owns warrants to purchase 1,859,884 shares of Common Stock representing approximately 2.6% of the outstanding shares of the Common Stock. Crestview Warrant has sole dispositive power over the Common Stock and sole voting power over all matters. By virtue of the relationships described in Item 2 of this Statement, Crestview Warrant may be deemed to have indirect beneficial ownership of Crestview's shares; however, Crestview Warrant disclaims and beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock beneficially owned by Crestview.

         As of the date hereof, Midsummer owns 6,044,120 shares of Common Stock, warrants to purchase 1,636,160 shares of Common Stock and 4,000 shares of Series CC Preferred Stock convertible into approximately 3,703,707 shares of Common Stock. The Series CC Convertible Preferred Stock and warrants to purchase shares of Common Stock of the Company that Midsummer owns contain a limitation, which may be waived by providing the Company with written notice of Midsummer's intent to waive the provision 61 days prior to such conversion or exercise, prohibiting the conversion or exercise thereof, as applicable, to the extent Midsummer (together with its affiliates) would beneficially own in excess of 4.99% of the outstanding Common Stock immediately after giving effect to such conversion or exercise, as applicable. Thus, Midsummer beneficially owns an aggregate of 6,044,120 shares of Common Stock which represents 8.6% of the outstanding shares of Common Stock. With respect to the shares of Common Stock beneficially owned by Midsummer, Midsummer Capital has sole dispositive power and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which it shares voting power with the other Purchasers and Sponsor. By virtue of this relationship Midsummer Capital may be deemed to have indirect beneficial ownership of the shares of Common Stock beneficially owned by Midsummer; however, Midsummer Capital disclaims beneficial ownership of the shares of Common Stock beneficially owned by Midsummer.

          As of the date hereof, Islandia beneficially owns 2,361,122 shares of Common Stock representing 3.4% of the outstanding shares of the Common Stock. With respect to the shares of Common Stock beneficially owned by Islandia, John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which Islandia shares voting power with the other Purchasers and Sponsor. By virtue of this relationship John Lang, Inc. may be deemed to have indirect beneficial ownership of the shares of Common Stock beneficially owned by Islandia; however, John Lang, Inc. disclaims beneficial ownership of the shares of Common Stock beneficially owned by Islandia. By virtue of the relationships described in Item 2 of this Statement, Islandia may be deemed to have indirect beneficial ownership of shares beneficially owned by Rooster; however, Islandia disclaims beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock beneficially owned by Rooster.

         As of the date hereof, Rooster beneficially owns 107,707 shares of Common Stock, warrants to purchase 613,630 shares of Common Stock and 1,500 shares of Series CC Convertible Preferred Stock convertible into approximately 1,388,889 shares of Common Stock for an aggregate of 2,110,226 shares of Common Stock representing approximately 2.9% of the outstanding shares of the Common Stock. With respect to the shares of Common Stock beneficially owned by Rooster, Duck Jibe II, Co. has sole dispositive power and sole voting power over all matters. By virtue of this relationship Duck Jibe II, Co. may be deemed to have indirect beneficial ownership of the shares of Common Stock beneficially owned by Rooster; however, Duck Jibe II, Co. disclaims beneficial ownership of the shares of Common Stock beneficially owned by Rooster. By virtue of the relationships described in Item 2 of this Statement, Rooster may be deemed to have indirect beneficial ownership of shares beneficially owned by Islandia; however, Rooster disclaims beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock beneficially owned by Islandia.

         As of the date hereof, Big Bend owns 17,892,473 shares of Common Stock and warrants to purchase 2,289 shares of Series CC Convertible Preferred Stock convertible into approximately 2,119,445 shares of Common Stock. The Series CC Convertible Preferred Stock contains a limitation, which may be waived by providing the Company with written notice of Big Bend's intent to waive the provision 61 days prior to such conversion or exercise, prohibiting the conversion or exercise thereof, as applicable, to the extent Big Bend (together with its affiliates) would beneficially own in excess of 4.99% of the outstanding Common Stock immediately after giving effect to such conversion or exercise, as applicable. Thus, Big Bend beneficially owns an aggregate of 17,892,473 shares of Common Stock which represents 25.4% of the outstanding shares of Common Stock. With respect to the shares of Common Stock beneficially owned by Big Bend 2M, as the general partner of Big Bend, has sole dispositive and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which Big Bend shares voting power with the other Purchasers and Sponsor. By virtue of this relationship 2M may be deemed to have indirect beneficial ownership of the shares of Common Stock beneficially owned by Midsummer; however, 2M disclaims beneficial ownership of the shares of Common Stock beneficially owned by Big Bend.

         As of the date hereof, HLT beneficially owns 1,212,121 shares of Common Stock and warrants to purchase 1,859,884 shares of Common Stock for an aggregate of 3,072,005 shares of Common Stock representing approximately 4.3% of the outstanding shares of the Common Stock. With respect to the shares of Common Stock beneficially owned by HLT, TM has sole dispositive power and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which HLT shares voting power with the other Purchasers and Sponsor.

         As of the date hereof, Richard Kiphart beneficially owns 1,737,937 shares of Common Stock, warrants to purchase 833,333 shares of Common Stock and 250 shares of Series CC Convertible Preferred Stock convertible into 231,481 shares of Common Stock for an aggregate of 2,802,751 shares of Common Stock representing approximately 3.9% of the outstanding shares of the Common Stock. Mr. Kiphart has sole dispositive power over the Common Stock he beneficially owns and sole voting power over all matters not related to director elections per the Stockholders Agreement, pursuant to which Mr. Kiphart shares voting power with the other Purchasers and Sponsor.

         By virtue of the relationships described herein the Sponsor Reporting Persons and Purchaser Reporting Persons may be deemed to be a group, thereby each Reporting Person may be deemed to share voting and dispositive control over the shares of Common Stock beneficially owned by each other Reporting Person. Each Reporting Purchaser Person disclaims beneficial ownership of the Common Stock held by each other Reporting Purchaser Person and by the Sponsor Reporting Persons and, similarly, the Sponsor Reporting Persons disclaim beneficial ownership of the Common Stock held by each of the Purchaser Reporting Persons. Thus, each Reporting Person has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock deemed to be beneficially owned by the group solely as a result of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended.

(c)
         The transactions described above under Items 3 and 4 are incorporated herein by reference.

         No open market purchases on the Nasdaq National Market of Company securities have occurred within the last sixty days by the specified Reporting Persons.

(d) and (e)

Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         On November 4, 2004, the Company, Crestview, Midsummer, Kiphart and Rooster entered into an exchange agreement whereby each Exchanging Holder agreed, concurrently with the closing of the Exchange Agreement, to exchange each share of Series AA Preferred Stock held by him for one share of Series CC Convertible Preferred Stock and to exchange each share of Series BB Preferred Stock held by him for 1.8 shares of Series CC Convertible Preferred Stock. The aggregate number of shares of Common Stock issuable upon conversion of the shares of Series CC Convertible Preferred Stock issued in this exchange is the same as the number of shares of Common Stock issuable upon conversion of the Series AA Preferred Stock and Series BB Preferred Stock exchanged. The Exchanging Holders held 6,750 of the 7,000 shares of Series AA Preferred Stock outstanding and all 2,500 of the shares of Series BB Preferred Stock outstanding. Set forth in the chart below is a breakdown of the holdings of Preferred Stock held by the Exchanging Holders before and after the closing of the Sponsor Transaction on February 22, 2005:

Name                                    Shares held prior to the Closing     Shares held after the Closing
                                        Series AA          Series BB         Series AA    Series BB    Series CC
Rooster, L.P.                           1,500              0                 0            0            1,500
Midsummer Investments, Ltd.             4,000              0                 0            0            4,000
Crestview Capital Master LLC            1,000              2,500             0            0            5,500
Richard P Kiphart                       250                0                 0            0            250
   Total                                6,750              2,500             0            0            11,250

In connection with the foregoing exchange, each of the Exchanging Holders also entered into an agreement with the Company whereby they released the Company from all claims arising out of the Company's prior failure to pay (a) dividends on the Series AA Preferred Stock and the Series BB Preferred Stock and (b) liquidated damages relating to the late registration under a registration rights agreement relating to such shares. In exchange for this release, the Company issued 724,620 shares of Common Stock to the Exchanging Holders. These shares were allocated

107,707, 287,218, 258,424 and 71,271 to Rooster, Midsummer, Crestview and Kiphart, respectively. For purposes of this Statement Crestview, Midsummer, Kiphart and Rooster shall be referred to as the "Exchanging Holders."

         On November 8, 2004, the Company entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") with Avalanche, Kevin C. Maddox, Big Bend, Crestview, Midsummer, HLT, Richard Kiphart, Islandia and Crestview Warrant in which Avalanche and Maddox sold 34,338,246 shares of Common Stock and warrants to purchase 3,719,768 shares of Common Stock owned by them to Big Bend, Crestview, Midsummer, HLT, Richard Kiphart, Islandia and Crestview Warrant for $10,800,000 in cash. The source of the funds used by the Big Bend, Crestview, Midsummer, HLT, Richard Kiphart, Islandia and Crestview Warrant was private funds. The Common Stock Purchase Agreement closed on November 12, 2004 and resulted in a change of control of the Company.

         Pursuant to the Stockholders Agreement, the Participating Stockholders agreed to vote all of the shares of the Company's voting stock, to which they respectively control the voting power to, in favor of the election of two nominees designated by the Purchasers, two nominees designated by Sponsor, and one nominee designated by Sponsor and Big Bend. This obligation to vote terminates on May 31, 2005. In addition, pursuant to the Stockholders Agreement the Participating Stockholders agreed to share any recovery that they may receive from Maddox or Avalanche from any breach of such parties' representations and warranties under the Exchange Agreement, Common Stock Purchase Agreement or the transactions contemplated therein.

         On February 22, 2005, the Company entered into a Registration Rights Agreement, dated as of February 22, 2005 ("Registration Agreement"), by and among the Company, Big Bend, Crestview, HLT, Midsummer, Islandia, Rooster, Kiphart, Sponsor, Herakles, Astraea and the Sponsor Purchasers (collectively, the "Participating Stockholders"). Under the Registration Agreement, the Company is obligated, at its own expense, to register for sale with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") the Common Stock of the Company held or acquired by any of the Participating Stockholders. The Participating Stockholders have the right to make four "long-form" demands for registration, unlimited "short-form" demands for registration and unlimited "piggyback" registration rights.

         Other than as described herein, there are no contracts, arrangements or understandings among the Reporting Persons, or between any Reporting Person and any other person, with respect to the securities of the Company.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

1.       Power of Attorney.

2.       Joint Filing Agreement, dated February 24, 2005.

3. Voting Agreement, dated as of February 22, 2005, by and among Sponsor Investments, LLC, Herakles Investments, Inc., Astraea Investment Management, L.P., Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Goh Yong Siang, Pat Long, David Kellogg, Charles Jarvie, and David Pasahow.

4. Series CC Convertible Preferred Stock Purchase Agreement, dated as of February 22, 2005, by and among Sponsor Investments, LLC, and the purchasers named therein.

5. Stockholders Agreement, dated as of February 22, 2005, by and among, Big Bend XI Investments, Ltd., Crestview Capital Master, LLC, HLT FFT, LLC, Midsummer Investment Ltd., Islandia, L.P., Richard Kiphart, and Sponsor Investments, LLC., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by North American Technologies Group, Inc., with the SEC on February 28, 2005.

6. Registration Rights Agreement, dated as of February 22, 2005, by and among, North American Technologies Group, Inc., and the stockholders listed therein, incorporated by reference to Exhibit 10.2 to the Current Report of Form 8-K filed by North American Technologies Group, Inc., with the SEC on February 28, 2005.

7. Exchange Agreement, dated as of November 8, 2004, by and among North American Technologies Group, Inc., Avalanche Resources, Ltd., Kevin C. Maddox and Sponsor Investments, LLC, incorporated by reference to
         Exhibit 10.17 to Form 10-QSB filed by North American Technologies Group, Inc., with the SEC for the quarter ended September 30, 2004.

8. Common Stock Purchase Agreement, dated as November 8, 2004, by and among North American Technologies Group, Inc., Avalanche Resources, Ltd., Kevin C. Maddox and purchasers named therein, incorporated by reference to Exhibit 10.17 to Form 10-QSB filed by North American Technologies Group, Inc., with the SEC for the quarter ended September 30, 2004.

9. Schedule 13D filed with the SEC on September 16, 2004, as amended on November 28, 2004, by Crestview Capital Master, LLC, Midsummer Investment Ltd., Islandia, L.P., and Rooster, L.P., and hereby incorporated by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Dated:  March 3, 2005


                          SPONSOR INVESTMENTS, LLC


                          By:      /s/ Robert W. Korba
                          ----------------------------------------------------
                          Name:   Robert W. Korba
                          Title:  President of Herakles Investments, Inc.,
                                  Manager of Sponsor Investments, LLC


                          HERAKLES INVESTMENTS, INC.

                          By:     /s/ Robert W. Korba
                          ----------------------------------------------------
                          Name:   Robert W. Korba
                          Title:  President


                          ASTRAEA INVESTMENT MANAGEMENT, L.P.

                          By:     /s/ Robert W. Korba
                          ----------------------------------------------------
                          Name:   Robert W. Korba
                          Title:  President of Herakles Investments, Inc.,
                                  Manager of Sponsor Investments, LLC
                                  Attorney-in-Fact for
                                  Astraea Investment Management, L.P.


                          PAUL POTTINGER

                          By:    /s/ Robert W. Korba
                          ----------------------------------------------------
                          Name:   Robert W. Korba
                          Title:  President of Herakles Investments, Inc.,
                                  Manager of Sponsor Investments, LLC
                                  Attorney-in-Fact for Paul Pottinger


                          CHRISTOPHER BANCROFT

                          By:     /s/ Robert W. Korba
                          ----------------------------------------------------
                          Name:   Robert W. Korba
                          Title:  President of Herakles Investments, Inc.,
                                  Manager of Sponsor Investments, LLC
                                  Attorney-in-Fact for Christopher Bankcroft

                            MICHAEL JORDAN

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for Michael Jordan

                            JOHN M. PIGOTT

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for John M. Pigott

                            GOH YONG SIANG

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for Goh Yong Siang

                            PAT LONG

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for Pat Long

                            DAVID KELLOGG

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for David Kellogg

                            CHARLES JARVIE

                            By:     /s/ Robert W. Korba
                            -------------------------------------------------
                            Name:   Robert W. Korba
                            Title:  President of Herakles Investments, Inc.,
                                    Manager of Sponsor Investments, LLC
                                    Attorney-in-Fact for Charles Jarvie

                        DAVID PASAHOW

                        By:     /s/ Robert W. Korba
                        --------------------------------------------------------
                        Name:   Robert W. Korba
                        Title:  President of Herakles Investments, Inc.,
                                Manager of Sponsor Investments, LLC
                                Attorney-in-Fact for David Pasahow


                        CRESTVIEW CAPITAL MASTER, LLC

                        By:     /s/ Robert Hoyt
                        --------------------------------------------------------
                        Name:   Robert Hoyt
                        Title:  Managing Director


                        MIDSUMMER INVESTMENT, LTD.

                        By:     /s/ Scott D. Kaufman
                        --------------------------------------------------------
                        Name:   Scott D. Kaufman
                        Title:  Manager, Director Midsummer Capital LLC as
                                Investment Advisor to Midsummer Investment, Ltd.


                        ISLANDIA, L.P.

                        By:     /s/ Edgar Berner
                        --------------------------------------------------------
                        Name:   Edgar Berner
                        Title:  Vice President of John Lang, Inc.
                                General Partner of Islandia, L.P


                        BIG BEND XI INVESTMENTS, LTD

                        By:     /s/ Steven D. Leeke
                        --------------------------------------------------------
                        Name:   Steven D. Leeke
                        Title:  Authorized Representative


                        HLT FFT, LLC

                        By:     /s/ Harris Toibb
                        --------------------------------------------------------
                        Name:   Toibb Management LLC, Its Manager
                        Title:  Harris Toibb, Manager

                                /s/ Richard P. Kiphart
                        --------------------------------------------------------
                        Richard Kiphart

                                CRESTVIEW WARRANT FUND, L.P.

                                By:      /s/ Steven J. Halpern
                                ---------------------------------------------
                                Name:    Steven J. Halpern
                                Title:   Managing Member


                                ROOSTER, L.P.

                                By:      /s/ Richard O. Berner
                                ---------------------------------------------
                                Name:    Richard O. Berner
                                Title:   Vice President of Duck Jibe II, Co.,
                                General Partner of Rooster, L.P.




         The Powers of Attorney authorizing certain persons to sign and file this Schedule 13D on behalf of certain Reporting Persons is filed as Exhibit 1 to this Schedule 13D

                                   SCHEDULE I

                       Directors and Officers of Herakles


                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------

         Robert W. Korba, President and          Business Executive             5949 Sherry Ln. #1900
                    Director                                                      Dallas, TX 75225
        Robert W. Black, COO and Director        Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
             Joseph A. Ethridge, Sr.          Chief Financial Officer           5949 Sherry Ln. #1900
            VP-Finance and Treasurer                                              Dallas, TX 75225
        Robert S. Kendall, Vice President        Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
        Heather Kreager, Vice President,              Attorney                  5949 Sherry Ln. #1900
          General Counsel and Secretary                                           Dallas, TX 75225


                                   SCHEDULE II

        Directors and Officers of Consolidated Investment Services, Inc.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------
            Robert W. Black, Director            Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
         Michael M. Masterson, President        Insurance Executive              525 West Van Buren
                  and Director                                                    Chicago, IL 60607
          Stephen P. Horvat, Jr., Vice                Attorney                   525 West Van Buren
             President and Director                                               Chicago, IL 60607
         Thomas M. Meyer, Vice President         Financial Officer                One Midland Plaza
                                                                                Sioux Falls, SD 57193
        Heather Kreager, Vice President,              Attorney                  5949 Sherry Ln. #1900
          General Counsel and Secretary                                           Dallas, TX 75225
            John J. Craig, Treasurer            Insurance Executive              525 West Van Buren
                                                                                  Chicago, IL 60607

                                  SCHEDULE III

               Directors and Officers of Sammons Enterprises, Inc.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------
         Elaine D. Sammons, Director and         Business Executive             5949 Sherry Ln. #1900
                       COB                                                        Dallas, TX 75225
         Robert W. Korba, President and          Business Executive             5949 Sherry Ln. #1900
                    Director                                                      Dallas, TX 75225
        Robert W. Black, COO and Director        Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
             Joseph A. Ethridge, Sr.          Chief Financial Officer           5949 Sherry Ln. #1900
            VP-Finance and Treasurer                                              Dallas, TX 75225
        Robert S. Kendall, Vice President        Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225


                                                      Attorney                  5949 Sherry Ln. #1900
        Heather Kreager, Vice President,                                          Dallas, TX 75225
          General Counsel and Secretary
          Pamela Doeppe, Vice President            Tax Executive                5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
          Joe Zimmerman, Vice President          Business Executive             5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225
            Mary Anne Cree, Director             Business Executive            3811 Turtle Creek Blvd.
                                                                                  Dallas, TX 75219
           Vester T. Hughes, Director                 Attorney                    1717 Main Street
                                                                                  Dallas, TX 75201
               David E. Sams, Jr.               Insurance Consultant            5949 Sherry Ln. #1900
                                                                                  Dallas, TX 75225

                                   SCHEDULE IV

  Directors and Officers of Astraea Investment and Management Services Company

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------
         Bruce Leadbetter, President and     Chief Executive Officer of     5949 Sherry Lane, Suite 1900,
                  Sole Director             Sponsor Investments, LLC and         Dallas, Texas 75225
                                             a Partner of Beta Capital
                                                     Group, LLC
            Barbara Fahey, Secretary             Business Executive         5949 Sherry Lane, Suite 1900,
                                                                                 Dallas, Texas 75225


                                   SCHEDULE V

           Directors and Officers of Crestview Capital Partners, LLC.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------

         Robert Hoyt, Managing Director             Investments               95 Revere Drive, Suite A,
                                                                             Northbrook, Illinois 60062
         Stewart Flink, Managing Partner            Investments               95 Revere Drive, Suite A,
                                                                             Northbrook, Illinois 60062
         Daniel Warsh, Managing Partner             Investments               95 Revere Drive, Suite A,
                                                                             Northbrook, Illinois 60062
        Steven Halpern, Managing Partner            Investments               95 Revere Drive, Suite A,
                                                                             Northbrook, Illinois 60062

                                   SCHEDULE VI

                Directors and Officers of Midsummer Capital, LLC.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------

                Michel A. Amsalem                Business Executive           485 Madison Avenue, 23rd
                                                                           Floor, New York, New York 10022
                Scott D. Kaufman                 Business Executive           485 Madison Avenue, 23rd
                                                                           Floor, New York, New York 10022

                                  SCHEDULE VII

                    Directors and Officers of John Lang, Inc.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------
            Richard Berner, President               Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
            Anthony Berner, Secretary               Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
          Edgar Berner, Vice President              Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
          Thomas Berner, Vice President             Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022


                                  SCHEDULE VIII

                   Directors and Officers of Duck Jibe II, Co.

                Name and Position               Principal Occupation         Principal Business Address
                -----------------               --------------------         --------------------------

            Anthony Berner, President               Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
         Richard Berner, Vice President             Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
          Edgar Berner, Vice President              Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022
            Thomas Berner, Treasurer                Investments             485 Madison Ave., 23rd Floor,
                                                                              New York, New York 10022


                                   SCHEDULE IX

                  Directors and Officers of 2M Companies, Inc.

                Name and Position               Principal Occupation          Principal Business Address
                -----------------               --------------------          --------------------------

               Morton H. Meyerson,               Business Executive              3401 Armstrong Ave.,
                   President                                                     Dallas, Texas 75205
               Richard W. Slaven,                Business Executive              3401 Armstrong Ave.,
                 Vice President                                                  Dallas, Texas 75205
                Terry Pendleton,                 Business Executive              3401 Armstrong Ave.,
                 Vice President                                                  Dallas, Texas 75205
                David A. Jacobs,                 Business Executive              3401 Armstrong Ave.,
                 Vice President                                                  Dallas, Texas 75205
                Katherine Belew,                 Business Executive              3401 Armstrong Ave.,
                 Vice President                                                  Dallas, Texas 75205
                Steven D. Leeke,                 Business Executive              3401 Armstrong Ave.,
                 Vice President                                                  Dallas, Texas 75205
                 Janice Nethery,                 Business Executive              3401 Armstrong Ave.,
                    Secretary                                                    Dallas, Texas 75205



                                   SCHEDULE X

                 Directors and Officers of Toibb Management LLC

                Name and Position               Principal Occupation          Principal Business Address
                -----------------               --------------------          --------------------------
                  Harris Toibb,             Real Estate Development and      6355 Topanga Cyn. Blvd. #230
                    President                Management and investments        Woodland Hills, CA 91367
                                             into private and publicly
                                                 traded companies
                Howard Smuckler,            Real Estate Development and      6355 Topanga Cyn. Blvd. #230
                 CFO & Secretary             Management and investments        Woodland Hills, CA 91367
                                             into private and publicly
                                                 traded companies

                                  EXHIBIT INDEX

1.       Power of Attorney.

2.       Joint Filing Agreement, dated February 24, 2005.

3. Voting Agreement, dated as of February 22, 2005, by and among Sponsor Investments, LLC, Herakles Investments, Inc., Astraea Investment Management, L.P., Paul Pottinger, Christopher Bancroft, Michael Jordan, John M. Pigott, Goh Yong Siang, Pat Long, David Kellogg, Charles Jarvie, and David Pasahow.

4. Series CC Convertible Preferred Stock Purchase Agreement, dated as of February 22, 2005, by and among Sponsor Investments, LLC, and the purchasers named therein.

5. Stockholders Agreement, dated as of February 22, 2005, by and among, Big Bend XI Investments, Ltd., Crestview Capital Master, LLC, HLT FFT, LLC, Midsummer Investment Ltd., Islandia, L.P., Richard Kiphart, and Sponsor Investments, LLC., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by North American Technologies Group, Inc., with the SEC on February 28, 2005.

6. Registration Rights Agreement, dated as of February 22, 2005, by and among, North American Technologies Group, Inc., and the stockholders listed therein, incorporated by reference to Exhibit 10.2 to the Current Report of Form 8-K filed by North American Technologies Group, Inc., with the SEC on February 28, 2005.

7. Exchange Agreement, dated as of November 8, 2004, by and among North American Technologies Group, Inc., Avalanche Resources, Ltd., Kevin C. Maddox and Sponsor Investments, LLC, incorporated by reference to
         Exhibit 10.17 to Form 10-QSB filed by North American Technologies Group, Inc., with the SEC for the quarter ended September 30, 2004.

8. Common Stock Purchase Agreement, dated as November 8, 2004, by and among North American Technologies Group, Inc., Avalanche Resources, Ltd., Kevin C. Maddox and purchasers named therein, incorporated by reference to Exhibit 10.17 to Form 10-QSB filed by North American Technologies Group, Inc., with the SEC for the quarter ended September 30, 2004.

9. Schedule 13D filed with the SEC on September 16, 2004, as amended on November 28, 2004, by Crestview Capital Master, LLC, Midsummer Investment Ltd., Islandia, L.P., and Rooster, L.P., and hereby incorporated by reference.